Exhibit 99.1

B&G Foods Completes Purchase of Cream of Wheat from Kraft Foods

Parsippany, N.J., February 26, 2007—B&G Foods, Inc. (AMEX: BGF), a manufacturer and distributor of high quality, shelf-stable foods, today announced that effective February 25, 2007, subsidiaries of B&G Foods have completed the purchase of the Cream of Wheat and Cream of Rice brands from Kraft Foods Global, Inc., for the previously announced price of $200 million in cash, subject to a post-closing adjustment for inventory at the closing date.  B&G Foods used the proceeds of an additional $205 million of term loan borrowings under its newly amended and restated credit facility to fund the acquisition and pay related transaction fees and expenses.

Introduced in 1893, Cream of Wheat is among the leading brands, and one of the most trusted and widely recognized brands, of hot cereals sold in the United States.  The Cream of Wheat and Cream of Rice brands generated net sales of approximately $60 million in 2006.  Cream of Wheat is available in original 10-minute, 2 ½ minute and one-minute versions, and also in instant packets of original and other flavors, including Apples ‘n Cinnamon, Maple Brown Sugar and Strawberries ‘n Cream.  Cream of Wheat and Cream of Rice are distributed nationally in various retail and food service channels.

David L. Wenner, Chief Executive Officer of B&G Foods, stated, “This is a very exciting acquisition for B&G Foods.  We have acquired the number two brand in the hot cereal category, a brand with great name recognition and over 100 years of heritage.  Cream of Wheat and Cream of Rice fit B&G Foods’ acquisition strategy perfectly, and are brands that our company can nurture and hopefully grow through focus and innovation.  Significantly, this acquisition together with the related financing brings our company to approximately $1.0 billion in total capitalization, a remarkable milestone for B&G Foods.”

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico.  B&G Foods’ products include jams, jellies and fruit spreads, canned meats and beans, spices, seasonings, marinades, hot sauces, wine vinegar, maple syrup, molasses, salad dressings, Mexican-style sauces, taco shells and kits, salsas, pickles and peppers and other specialty food products.  B&G Foods competes in the retail grocery, food service, specialty store, private label, club and mass merchandiser channels of distribution.  Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Brer Rabbit, Emeril’s, Grandma’s Molasses, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Ortega, Polaner, Red Devil, Regina, San Del, Ac’cent Sa-Son, Trappey’s, Underwood, Vermont Maid, Wright’s and now Cream of Wheat and Cream of Rice.  For more information on B&G Foods, please visit www.bgfoods.com.

About Kraft Foods

Kraft Foods (NYSE:KFT) is one of the world’s largest food and beverage companies.   Kraft Foods markets many of the world’s leading food brands, including Kraft cheeses, dinners and dressings; Oscar Mayer meats, DiGiorno pizzas, Oreo cookies, Ritz crackers and chips, Philadelphia cream cheese, Milka and Cote d’Or chocolates, Planters nuts, Honey Bunches of Oats cereals, Jacobs, Gevalia and Maxwell House coffees; Capri Sun, Crystal Light and Tang refreshment beverages; and a growing range of

South Beach Diet and better-for-you Sensible Solution options.  For more information on Kraft Foods, please visit www.kraft.com.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include without limitation statements related to the integration and expected impact of the acquisition of Cream of Wheat and Cream of Rice.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission.

Contacts:

Investor Relations: ICR, Inc. Don Duffy 866-211-8151	Media Relations: ICR, Inc. John Flanagan 203-682-8222